CONSENT OF COUNSEL


     We consent to the reference to our Firm under the heading "Counsel and Independent Accountants" in Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of The Amerindo Funds Inc. as filed with the Securities and Exchange Commission on or about February 28, 2001.


PAUL, HASTINGS, JANOFSKY & WALKER LLP

/s/ Paul, Hastings, Janofsky & Walker LLP


New York, New York
February 28, 2001